                                                                 EXHIBIT (a)(10)

                                       $60
                            HIGHEST PRICE TO PURCHASE
                    UNITS OF LIMITED PARTNERSHIP INTERESTS OF
                 CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2

                        OFFER EXTENDED TO AUGUST 11, 1999


         AIMCO PROPERTIES, L.P. recently increased its offer price to purchase units of limited partnership interest (the "Units") in Consolidated Capital Institutional Properties/2 (the "Partnership") to $60, net to seller in cash. Our price is HIGHER than the price being offered by a third party and, we will pay for accepted units promptly after expiration of the offer.

         IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED. FURTHER, YOU WILL NOT PAY A $100 TRANSFER FEE OR COMMISSIONS IF YOU TENDER YOUR UNITS TO US. YOU WILL ALSO RECEIVE OUR HIGHER PRICE EARLIER THAN THE THIRD PARTY IS PERMITTED TO BUY UNDER ITS OFFER.

         The general partner of the Partnership is our affiliate. The Partnership has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to our Offer. LIMITED PARTNERS ARE URGED TO READ OUR OFFER TO PURCHASE AND THE RELATED MATERIALS AND THE SCHEDULE 14D-9 CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         You should be aware, however, that, as with any rational investment decision, we are making our Offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our Offer, and no representation is made by us or any of our affiliates as to such fairness.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our INFORMATION AGENT, RIVER OAKS PARTNERSHIP SERVICES, INC., AT (888) 349-2005 OR (201) 896-1900.

                                                     Very truly yours,



                                                     AIMCO PROPERTIES, L.P.

July 22, 1999